Exhibit 16.1

October 9, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Hansen Medical, Inc.’s Form 8-K dated October 9, 2014, and have the following comments:

1.	We agree with the statements made in Item 4.01 (a) in the Form 8-K.
2.	We have no basis on which to agree or disagree with the statements made in the first paragraph of Item 4.01 and with the statements made in Item 4.01(b) in the Form 8-K.

Yours truly,

/s/ Deloitte and Touche LLP

San Francisco, CA